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                               HEXCEL CORPORATION
                            SUBSCRIPTION RIGHTS PLAN
                              DATED FEBRUARY 1995
                                    RECITAL

    This Subscription Rights Plan (this "Plan") is adopted by Hexcel Corporation ("Hexcel") pursuant to, and as of the Effective Date of, the First Amended Plan of Reorganization proposed by the Debtor and the Official Committee of Equity Security Holders under Chapter 11 of the Bankruptcy Code, dated November 7, 1994 (the "Chapter 11 Plan"), as confirmed by the Bankruptcy Court in Hexcel's Chapter 11 case. Except as otherwise provided herein, capitalized terms used in this Plan have the meanings assigned to them in the Chapter 11 Plan.

                                 TERMS OF PLAN

1. THE SUBSCRIPTION RIGHTS.

    1.1 This Plan authorizes the distribution of 1.21273 rights to subscribe for additional shares of Reorganized Hexcel Common Stock as described below
("Subscription Right"), with respect to each share of Hexcel Common Stock, par value $.01 per share (the "Common Stock"), issued and outstanding as of the close of business on the Effective Date (the "Record Date"), other than shares of Reorganized Hexcel Common Stock issued by Reorganized Hexcel on the Effective Date. Each Subscription Right entitles the holder to purchase one share of Reorganized Hexcel Common Stock for an aggregate of approximately 8,854,143 shares of Reorganized Hexcel Common Stock (the "Offered Shares"), subject to rounding as provided herein. Each holder of record of Common Stock (other than shares of Reorganized Hexcel Common Stock issued by Reorganized Hexcel on the Effective Date) on the Record Date (an "Original Holder") shall be deemed to have received a distribution of such Subscription Rights. Original Holders and transferees of the Basic Subscription Rights of Original Holders are referred to herein as "Holders."

    1.2  Each Subscription Right entitles the Holder thereof:

       1.2.1
           to the right (each, a "Basic Subscription Right") to purchase one Offered Share at a purchase price of $4.625 per share; plus

       1.2.2
           in the case of Original Holders, conditioned upon such Original Holder's qualifying as an Eligible Rights Holder (as defined in Section 1.3(c) of this Plan), such Original Holder also has the right to purchase any desired number of Offered Shares from the Stockholder Pool at a purchase price of $4.625 per share (the "Oversubscription Rights"), subject to Proration as provided herein. OVERSUBSCRIPTION RIGHTS ARE NOT TRANSFERABLE AND MAY NOT BE EXERCISED BY ANY HOLDER OTHER THAN AN ELIGIBLE RIGHTS HOLDER.

The "Oversubscription Pool" consists of all Offered Shares subject to Basic Subscription Rights that expire unexercised. The "Standby Pool" consists of 25% of the Oversubscription Pool remaining after the first 108,108 shares of Reorganized Hexcel Common Stock have been allocated for purchase by John J. Lee pursuant to the Chapter 11 Plan (the "Designated Shares"). The "Stockholder Pool" consists of the Oversubscription Pool remaining after excluding the Standby Pool and the Designated Shares.

    1.3  For purposes of this Plan:

    (a) "BENEFICIAL RIGHTS HOLDER" means a person or entity who is listed on the records of any Nominee as the beneficial owner of any Common Stock held in the name of such Nominee (either of record or through another Nominee) as of the close of business on the Record Date.

    (b) "ELIGIBLE BENEFICIAL RIGHTS HOLDER" means a Beneficial Rights Holder on whose behalf a Nominee has, at such Beneficial Rights Holder's direction, exercised in accordance with the terms of this Plan, all Basic Subscription Rights issued to or for the account of such Nominee by Reorganized Hexcel pursuant to this Plan with respect to Common Stock beneficially owned by such Beneficial Rights Holder.

    (c) "ELIGIBLE RIGHTS HOLDER" means (i) an Original Holder, other than a Nominee, who has exercised, in accordance with the terms of this Plan, all Basic Subscription Rights issued to such holder by Reorganized Hexcel pursuant to the Chapter 11 Plan, and (ii) a Nominee to the extent acting on behalf of an Eligible Beneficial Rights Holder, regardless of whether such Nominee has exercised less than all of the Basic Subscription Rights issued to it pursuant to the Chapter 11 Plan.

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    (d)   "NOMINEE" means  any  bank, trust  company, depositary  or  securities broker or dealer which holds Common Stock, either of record or beneficially through another Nominee, on the Record Date otherwise than as the beneficial owner thereof.

    1.4 A Nominee may only exercise Oversubscription Rights on behalf of Eligible Beneficial Rights Holders who beneficially own Basic Subscription Rights registered in that Nominee's name. Hexcel may prescribe the procedures for verifying that Nominees are exercising Oversubscription Rights only on behalf of Eligible Beneficial Rights Holders. All questions concerning the validity of any exercise of Basic Subscription Rights or Oversubscription Rights and the proper Proration of shares in the Stockholder Pool, will be determined by Hexcel or by the Subscription Agent, and such determinations shall be final and binding. For purposes of administering this Plan, including without limitation for purposes of determining whether Oversubscription Rights have been properly exercised and for purposes of Proration, (i) in the event that any person or entity has accounts with more than one Nominee through which such person or entity is listed as the beneficial owner of Common Stock as of the close of business on the Record Date, then each account or group of accounts of that person or entity with each different Nominee will be treated by Hexcel or by the Subscription Agent as a separate Beneficial Rights Holder, and (ii) in the event that a Beneficial Rights Holder is also a Record Holder of Hexcel Common Stock, then Hexcel and the Subscription Agent will treat that person or entity in its capacity as a Record Holder of Hexcel Common Stock as being separate from that person or entity in its capacity as a Beneficial Rights Holder; accordingly, a person or entity which owns shares of Common Stock either through separate Nominees or both of record and through one or more Nominees may be treated by Hexcel and the Subscription Agent as multiple persons or entities for purposes of Proration and other matters under this Plan.

2. SUBSCRIPTION PRICE.

    The Subscription Price for each share of Reorganized Hexcel Common Stock is $4.625. The aggregate Subscription Price for any subscription shall be rounded up to the nearest whole cent.

3. PRORATION.

    3.1 The number of shares of Reorganized Hexcel Common Stock issuable upon the exercise of Basic Subscriptions Rights shall not be subject to proration.

    3.2 If the aggregate number of shares of Reorganized Hexcel Common Stock subscribed for through the exercise of Oversubscription Rights is more than the number of shares available in the Stockholder Pool, the available shares will be apportioned among the Eligible Rights Holders who exercised their Oversubscription Rights in proportion to the number of Basic Subscription Rights originally issued by Hexcel to, and exercised by, each Eligible Rights Holder through repeated application of the proration procedure described in the next paragraph, and subject to rounding as provided in Section 6.2 of this Plan.

    Each time the following procedure is applied, the "number of shares of Reorganized Hexcel Common Stock remaining in the Stockholder Pool" shall mean the number of shares in the Stockholder Pool not apportioned by prior applications of the procedures described in this paragraph. The number of shares of Reorganized Hexcel Common Stock remaining in the Stockholder Pool shall be apportioned among all those Eligible Rights Holders who have not yet been apportioned (through previous applications of this procedure) the full number of shares subscribed for by them in their respective exercises of Oversubscription Rights. Apportionment among them shall be based on the ratio of the number of Basic Subscription Rights originally issued by Hexcel to, and exercised by, each Eligible Rights Holder; provided, that if the number of shares so apportioned to any Eligible Rights Holder exceeds the number of shares subscribed for by that Eligible Rights Holder's exercise of Oversubscription Rights, then the excess shall not be apportioned, and that Eligible Rights Holder shall thereafter not be apportioned any additional shares should there be further applications of this procedure. This procedure shall be repeated until either (i) all of the shares in the Stockholder Pool shall have been apportioned and there are no shares left in the Stockholder Pool for further apportionment, or (ii) a sufficient number of shares has been apportioned to all Eligible Rights Holders to satisfy all of their exercised Oversubscription Rights, whichever occurs first.

4. SUBSCRIPTION PERIOD.

    The Subscription Rights will be exercisable only during the period (the "Subscription Period") commencing 15 days after the Effective Date and expiring at 5:00 P.M., New York City Time, on the first Business Day that occurs not less than 45 days after the Effective Date (the "Subscription Rights Expiration Date"). After the Subscription Rights Expiration Date, unexercised Subscription Rights will be null and void. Hexcel shall not be obligated to

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honor   any  purported  exercise  of  Subscription  Rights  received  after  the
Subscription Rights Expiration Date, regardless of when the documents relating to such exercise were sent, except pursuant to the Guaranteed Delivery Procedures described below.

5. DISTRIBUTION OF CERTIFICATES.

    5.1 As soon as practicable after the Effective Date, but not later than 15 days thereafter, Hexcel shall distribute to Original Holders transferable certificates ("Subscription Rights Certificates") substantially in the form attached to and governed by this Plan, representing the Subscription Rights issued to Original Holders pursuant to this Plan.

    5.2 As soon as practicable after the Subscription Rights Expiration Date, Hexcel shall distribute to Holders who have duly exercised their Subscription Rights stock certificates representing that number of shares of Reorganized Hexcel Common Stock subscribed for and to be issued in accordance with the terms of this Plan.

    5.3 Subscription Rights Certificates shall be executed on behalf of Hexcel by its Chairman, Vice Chairman, Chief Executive Officer or President, under its corporate seal reproduced thereon attested by its Secretary or an Assistant Secretary. The signature of any of these officers on the certificate may be manual or facsimile.

6. NO FRACTIONAL REORGANIZED HEXCEL COMMON STOCK.

    6.1 The number of Basic Subscription Rights issuable to any Holder will be rounded to the nearest whole number, with .50 Basic Subscription Right being rounded up to the next whole Basic Subscription Right.

    6.2 No fractional shares of Reorganized Hexcel Common Stock will be issued. The number of shares of Reorganized Hexcel Common Stock issuable to any Holder pursuant to the exercise of Oversubscription Rights will be rounded down to the next lowest whole number of shares.

    6.3 No Subscription Rights may be divided in such a way as to permit the holder to receive a greater number of shares of Reorganized Hexcel Common Stock than the number to which such Subscription Rights entitles its Holder, except that a depositary, bank, trust company, or securities broker or dealer holding shares of Common Stock on the Record Date for more than one beneficial owner may, upon proper showing to the Subscription Agent, exchange its Subscription Rights Certificate to obtain a replacement Subscription Rights Certificate that reflects the result of rounding computations for individual Beneficial Rights Holders as described in Section 6.1 above.

7. SUBSCRIPTION AND OTHER AGENTS.

    7.1 Hexcel shall appoint an agent to act in administering the Subscription Rights (the "Subscription Agent") under this Plan. Hexcel may also appoint an escrow agent for the receipt of funds on exercise of Subscription Rights and a transfer agent for the registration and transfer of the Subscription Rights and Reorganized Hexcel Common Stock. The terms of Hexcel's agreements with such agents, regarding the form of certificates, countersignatures, procedures for assignment or exercise, or the like, shall be deemed adopted by Hexcel as part of this Plan.

    7.2 All questions concerning the Subscription Rights will be determined by Hexcel (or the Subscription Agent, as permitted below), whose determinations will be final and binding. Hexcel may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Subscription Right. The Subscription Agent may exercise all the rights of Hexcel under this Plan, including determination of the timeliness, validity, form and eligibility of any exercise of Subscription Rights, calculation of shares of Reorganized Hexcel Common Stock subscribed for, calculation of any required proration and any other actions required for the orderly distribution of the Subscription Rights and Reorganized Hexcel Common Stock. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as Hexcel or the Subscription Agent determines in its sole discretion. Neither Hexcel nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Rights Certificates or incur any liability for failure to give such notification.

8. RESERVATION OF REORGANIZED HEXCEL COMMON STOCK.

    Hexcel shall at all times reserve and hold available for issuance the number of shares of Reorganized Hexcel Common Stock required to be issued pursuant to the Subscription Rights.

9. EXERCISE OF SUBSCRIPTION RIGHTS.

    9.1 ONCE A HOLDER HAS EXERCISED THE SUBSCRIPTION RIGHTS IN THE MANNER PROVIDED BELOW, THE SUBSCRIPTION IS IRREVOCABLE.

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    9.2  Subscription Rights may be exercised by delivering to the  Subscription
Agent  during  the  Subscription  Period, the  properly  completed  and executed
Subscription  Rights  Certificate,  with  any  required  signature   guarantees,
together with payment in full of the aggregate Subscription Price for all shares subscribed for pursuant to the Subscription Rights (whether through the exercise of Basic Subscription Rights or Oversubscription Rights). Such payment in full must be by (a) check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the Subscription Agent or the Escrow Agent, as set forth in the Instructions, or (b) wire transfer of funds to the account specified for such purpose designated in the Subscription Rights Certificates. The Subscription Agent has the right to deem the Subscription Price to have been received only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent or Escrow Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order or (iii) receipt of good funds in the account designated in the Subscription Rights Certificates. If paying by uncertified personal check, please note that the funds paid thereby may take at least five Business Days to clear. ACCORDINGLY, HOLDERS WHO WISH TO PAY THE SUBSCRIPTION PRICE BY MEANS OF UNCERTIFIED PERSONAL CHECK ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE SUBSCRIPTION RIGHTS EXPIRATION DATE TO ENSURE THAT SUCH PAYMENT IS RECEIVED AND CLEARS BY SUCH DATE AND ARE URGED TO CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

    9.3 The Subscription Agent may elect to treat subscriptions accompanied by payment of an insufficient amount as a subscription for the number of shares of Reorganized Hexcel Common Stock whose Subscription Price is paid by the amount received. Payments in an amount greater than the aggregate Subscription Price required by the stated Basic Subscription and Oversubscription shall be treated as subscriptions for the amounts stated on the Subscription Rights Certificate only; excess amounts shall be refunded in due course after the Subscription Rights Expiration Date.

    9.4 The permitted methods of delivery and the address to which Subscription Rights Certificates and payment of the Subscription Price should be delivered shall be set forth in the Instructions which will be delivered with the Subscription Rights Certificates.

    9.5 If a Holder wishes to exercise Subscription Rights, but time will not permit such Holder to cause the Subscription Rights Certificate to reach the Subscription Agent on or prior to the Subscription Rights Expiration Date, such Subscription Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

       9.5.1
           such Holder has caused payment in full of the aggregate Subscription Price for all shares being subscribed for pursuant to the Basic Subscription Rights or Oversubscription Rights to be received (in the manner set forth above) by the Subscription Agent on or prior to the Subscription Rights Expiration Date;

       9.5.2
           the Subscription Agent receives, on or prior to the Subscription Rights Expiration Date, a guarantee notice (a "Notice of Guaranteed Delivery"), substantially in the form provided with the Instructions, from a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. (the "NASD"), or from a commercial bank or trust company having an office or correspondent in the United States (each, an "Eligible Institution"), stating the name of the exercising Holder, the number of Rights represented by the Subscription Rights Certificate or Subscription Rights Certificates held by such exercising Holder, the number of shares being subscribed for pursuant to the Subscription Rights, and guaranteeing the delivery to the Subscription Agent of any Subscription Rights Certificate evidencing such Subscription Rights within five New York Stock Exchange ("NYSE") trading days following the date of the Notice of Guaranteed Delivery; and

       9.5.3
           the properly completed Subscription Rights Certificate evidencing the Subscription Rights being exercised, with any required signature guarantees, is received by the Subscription Agent within five NYSE trading days following the date of the Notice of Guaranteed Delivery relating thereto.

The Notice of Guaranteed Delivery may be delivered to the Subscription Agent as set forth in the Instructions, or may be transmitted to the Subscription Agent by telegram or facsimile transmission, as permitted by the Subscription Agent and set forth in the Instructions.

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    9.6   Unless a Subscription Rights  Certificate (i) provides that the shares to be issued pursuant to the exercise of Subscription Rights represented thereby are to be delivered to the Holder or (ii) is submitted for the account of an Eligible Institution, signatures on such Subscription Rights Certificate must be guaranteed by an Eligible Institution.

    9.7 Nominees and others who hold shares of Common Stock for the account of others, should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to the Subscription Rights. If the beneficial owner so instructs, the record holder of such Subscription Rights should complete its Subscription Rights Certificate and submit it to the Subscription Agent with the proper payment. Beneficial owners of Common Stock or Subscription Rights held through such a Holder should contact the Holder and request the Holder to effect transactions in accordance with the beneficial owner's instructions.

    9.8 The Instructions should be read carefully and followed in detail. DO NOT SEND SUBSCRIPTION CERTIFICATES TO HEXCEL CORPORATION. BENEFICIAL RIGHTS HOLDERS SHOULD PROMPTLY SUBMIT INSTRUCTIONS TO THEIR NOMINEE AS TO THE EXERCISE OF THEIR SUBSCRIPTION RIGHTS WITH APPROPRIATE PAYMENT, AND SHOULD NOT SEND THEM TO HEXCEL OR THE SUBSCRIPTION AGENT.

    THE METHOD OF DELIVERY OF SUBSCRIPTION RIGHTS CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE HOLDERS, BUT IF SENT BY MAIL, IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS BE SENT PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE SUBSCRIPTION RIGHTS EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, HOLDERS ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

10. METHOD OF TRANSFERRING RIGHTS.

    10.1 Basic Subscription Rights and the corresponding Subscription Rights Certificates may be transferred by Holders. Subject to compliance with applicable securities laws, the Basic Subscription Rights evidenced by a Subscription Rights Certificate may be transferred in whole by endorsing the Subscription Rights Certificate for transfer in accordance with the Instructions. A portion of the Basic Subscription Rights evidenced by a single Subscription Rights Certificate (but not fractional Basic Subscription Rights) may be transferred by delivering to the Subscription Agent a Subscription Rights Certificate properly endorsed for transfer, with instructions to register such portion of the Basic Subscription Rights evidenced thereby in the name of the transferee (and to issue a new Subscription Rights Certificate to the transferee evidencing such transferred Basic Subscription Rights). In such event, a new Subscription Rights Certificate evidencing the balance of the Basic Subscription Rights will be issued to the holder or, if the holder so instructs, to an additional transferee. THE OVERSUBSCRIPTION RIGHTS ARE NOT TRANSFERABLE.

    10.2 Holders wishing to transfer all or a portion of their Basic Subscription Rights (but not fractional Basic Subscription Rights) should allow a sufficient amount of time prior to the Subscription Rights Expiration Date for
(i) the transfer instructions to be received and processed by the Subscription Agent, (ii) a new Subscription Rights Certificate to be issued and transmitted to the transferee or transferees with respect to transferred Basic Subscription Rights, and to the Holder with respect to retained Basic Subscription Rights, if any, and (iii) the Basic Subscription Rights evidenced by such new Subscription Certificates to be exercised or sold by the recipients thereof. Neither Hexcel nor the Subscription Agent shall have any liability to a transferee or transferor of Rights if Subscription Rights Certificates are not received in time for exercise prior to the Subscription Rights Expiration Date.

    10.3 Except for the fees charged by the Subscription Agent, the transfer agent and the Escrow Agent, if any (all of which will be paid by Hexcel), all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Subscription Rights will be for the account of the Holder, and none of such commissions, fees or expenses will be paid by Hexcel or the Subscription Agent.

11. AMENDMENTS TO PLAN.

    Hexcel reserves the right to amend the terms, procedures for subscription, form of Subscription Rights Certificate and other provisions of this Plan prior to the distribution of the Subscription Rights Certificates, provided, that such amendment shall not affect the number of shares of Reorganized Hexcel Common Stock purchasable hereunder by the Holders or reduce the Subscription Period below 30 days.

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